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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

SOMAXON PHARMACEUTICALS, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
834453 10 2
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		188,101

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		188,101

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	188,101

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III-QP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		2,797,421

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,797,421

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,797,421

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III Parallel Fund, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		84,502

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		84,502

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	84,502

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III GmbH & Co. Beteiligungs KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	5	SOLE VOTING POWER

NUMBER OF		236,394

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		236,394

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	236,394

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM Asset Management Investors 2005 BVIII LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		49,551

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		49,551

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	49,551

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,306,418*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,306,418*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,306,418*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	17.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* The shares are held as follows: 2,797,421 by MPM BioVentures III-QP, L.P. (“BV III QP”), 188,101 by MPM BioVentures III, L.P. (“BV III”), 84,502 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 236,394 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). The Reporting Person is the direct general partner of BV III, BV III QP, BV III PF and BV III KG.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) MPM BioVentures III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,306,418*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,306,418*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,306,418*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	17.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
* The shares are held as follows: 2,797,421 by MPM BioVentures III-QP, L.P. (“BV III QP”), 188,101 by MPM BioVentures III, L.P. (“BV III”), 84,502 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 236,394 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). The Reporting Person the indirect general partner of BV III, BV III QP, BV III PF and BV III KG.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Ansbert Gadicke

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,355,969*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,355,969*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,355,969*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 2,797,421 by MPM BioVentures III-QP, L.P. (“BV III QP”), 188,101 by MPM BioVentures III, L.P. (“BV III”), 49,551 by MPM Asset Management Investors 2005 BVIII LLC (“BV AM LLC”), 84,502 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 236,394 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Luke Evnin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,355,969*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,355,969*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,355,969*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 2,797,421 by MPM BioVentures III-QP, L.P. (“BV III QP”), 188,101 by MPM BioVentures III, L.P. (“BV III”), 49,551 by MPM Asset Management Investors 2005 BVIII LLC (“BV AM LLC”), 84,502 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 236,394 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Nicholas Galakatos

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,355,969*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,355,969*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,355,969*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 2,797,421 by MPM BioVentures III-QP, L.P. (“BV III QP”), 188,101 by MPM BioVentures III, L.P. (“BV III”), 49,551 by MPM Asset Management Investors 2005 BVIII LLC (“BV AM LLC”), 84,502 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 236,394 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Michael Steinmetz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,355,969*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,355,969*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,355,969*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 2,797,421 by MPM BioVentures III-QP, L.P. (“BV III QP”), 188,101 by MPM BioVentures III, L.P. (“BV III”), 49,551 by MPM Asset Management Investors 2005 BVIII LLC (“BV AM LLC”), 84,502 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 236,394 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Kurt Wheeler

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		64,861*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,355,969**

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		64,861*

WITH:	8	SHARED DISPOSITIVE POWER

3,355,969**

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,420,830* **

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
*    Includes 64,861 shares issuable upon exercise of options within 60 days of December 31, 2007.
**  The shares are held as follows: 2,797,421 by MPM BioVentures III-QP, L.P. (“BV III QP”), 188,101 by MPM BioVentures III, L.P. (“BV III”), 49,551 by MPM Asset Management Investors 2005 BVIII LLC (“BV AM LLC”), 84,502 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 236,394 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Nicholas Simon III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,355,969*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,355,969*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,355,969*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 2,797,421 by MPM BioVentures III-QP, L.P. (“BV III QP”), 188,101 by MPM BioVentures III, L.P. (“BV III”), 49,551 by MPM Asset Management Investors 2005 BVIII LLC (“BV AM LLC”), 84,502 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 236,394 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	834453 10 2

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Dennis Henner

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,355,969*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,355,969*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,355,969*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 2,797,421 by MPM BioVentures III-QP, L.P. (“BV III QP”), 188,101 by MPM BioVentures III, L.P. (“BV III”), 49,551 by MPM Asset Management Investors 2005 BVIII LLC (“BV AM LLC”), 84,502 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 236,394 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

Item 1.
(a)	Name of Issuer
Somaxon Pharmaceuticals, Inc.
(b)	Address of Issuer’s Principal Executive Offices
12750 High Bluff Drive, Suite 310
San Diego, CA 92130
Item 2.
(a)	Name of Person Filing
MPM BioVentures III, L.P.
MPM BioVentures III-QP, L.P.
MPM BioVentures III Parallel Fund, L.P.
MPM BioVentures III GmbH & Co. Beteiligungs KG
MPM Asset Management Investors 2005 BVIII LLC
MPM BioVentures III GP, L.P.
MPM BioVentures III LLC
Ansbert Gadicke
Luke Evnin
Nicholas Galakatos
Michael Steinmetz
Kurt Wheeler
Nicholas Simon III
Dennis Henner
(b)	Address of Principal Business Office or, if none, Residence
c/o MPM Capital L.P.
The John Hancock Tower
200 Clarendon Street, 54th Floor
Boston, MA 02116
(c)	Citizenship
All entities were organized in Delaware, except MPM BioVentures III GmbH & Co. Beteiligungs KG which was organized in Germany. The individuals are United States citizens.
(d)	Title of Class of Securities
Common Stock
(e)	CUSIP Number
834453 10 2

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4. Ownership
(a)	Amount Beneficially Owned:

MPM BioVentures III, L.P.	188,101
MPM BioVentures III-QP, L.P.	2,797,421
MPM BioVentures III Parallel Fund, L.P.	84,502
MPM BioVentures III GmbH & Co. Beteiligungs KG	236,394
MPM Asset Management Investors 2005 BVIII LLC	49,551
MPM BioVentures III GP, L.P.	3,306,418	(1)
MPM BioVentures III LLC	3,306,418	(2)
Ansbert Gadicke	3,355,969	(3)
Luke Evnin	3,355,969	(3)
Nicholas Galakatos	3,355,969	(3)
Michael Steinmetz	3,355,969	(3)
Kurt Wheeler	3,420,830	(3)(4)
Nicholas Simon III	3,355,969	(3)
Dennis Henner	3,355,969	(3)
Percent of Class:

MPM BioVentures III, L.P.	1.0%
MPM BioVentures III-QP, L.P.	15.2%
MPM BioVentures III Parallel Fund, L.P.	0.5%
MPM BioVentures III GmbH & Co. Beteiligungs KG	1.3%
MPM Asset Management Investors 2005 BVIII LLC	0.3%
MPM BioVentures III GP, L.P.	17.9%
MPM BioVentures III LLC	17.9%
Ansbert Gadicke	18.2%
Luke Evnin	18.2%
Nicholas Galakatos	18.2%
Michael Steinmetz	18.2%
Kurt Wheeler	18.5%
Nicholas Simon III	18.2%
Dennis Henner	18.2%

(b)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote

MPM BioVentures III, L.P.	188,101
MPM BioVentures III-QP, L.P.	2,797,421
MPM BioVentures III Parallel Fund, L.P.	84,502
MPM BioVentures III GmbH & Co. Beteiligungs KG	236,394
MPM Asset Management Investors 2005 BVIII LLC	49,551
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	64,861	(4)
Nicholas Simon III	0
Dennis Henner	0
(ii)	Shared power to vote or to direct the vote

MPM BioVentures III, L.P.	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2005 BVIII LLC	0
MPM BioVentures III GP, L.P.	3,306,418	(1)
MPM BioVentures III LLC	3,306,418	(2)
Ansbert Gadicke	3,355,969	(3)
Luke Evnin	3,355,969	(3)
Nicholas Galakatos	3,355,969	(3)
Michael Steinmetz	3,355,969	(3)
Kurt Wheeler	3,355,969	(3)
Nicholas Simon III	3,355,969	(3)
Dennis Henner	3,355,969	(3)

(iii)	Sole power to dispose or to direct the disposition of

MPM BioVentures III, L.P.	188,101
MPM BioVentures III-QP, L.P.	2,797,421
MPM BioVentures III Parallel Fund, L.P.	84,502
MPM BioVentures III GmbH & Co. Beteiligungs KG	236,394
MPM Asset Management Investors 2005 BVIII LLC	49,551
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	64,861	(4)
Nicholas Simon III	0
Dennis Henner	0
(iv)	Shared power to dispose or to direct the disposition of

MPM BioVentures III, L.P.	0
MPM BioVentures III-QP, L.P.	0
MPM BioVentures III Parallel Fund, L.P.	0
MPM BioVentures III GmbH & Co. Beteiligungs KG	0
MPM Asset Management Investors 2005 BVIII LLC	0
MPM BioVentures III GP, L.P.	3,306,418	(1)
MPM BioVentures III LLC	3,306,418	(2)
Ansbert Gadicke	3,355,969	(3)
Luke Evnin	3,355,969	(3)
Nicholas Galakatos	3,355,969	(3)
Michael Steinmetz	3,355,969	(3)
Kurt Wheeler	3,355,969	(3)
Nicholas Simon III	3,355,969	(3)
Dennis Henner	3,355,969	(3)

(1)	The shares are held as follows: 2,797,421 by MPM BioVentures III-QP, L.P. (“BV III QP”), 188,101 by MPM BioVentures III, L.P. (“BV III”), 84,502 by MPM BioVentures III Parallel Fund, L.P. (“BV III PF”) and 236,394 by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”). The Reporting Person is the direct general partner of BV III, BV III QP, BV III PF and BV III KG.

(2)	The shares are held as follows: 2,797,421 by BV III QP, 188,101 by BV III, 84,502 by BV III PF and 236,394 by BV III KG. The Reporting Person is the indirect general partner of BV III, BV III QP, BV III PF and BV III KG.

(3)	The shares are held as follows: 2,797,421 by BV III QP, 188,101 by BV III, 49,551 by MPM Asset Management Investors 2005 BVIII LLC (“BV AM LLC”), 84,502 by BV III PF and 236,394 by BV III KG. MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC”) are the direct and indirect general partners of BV III, BV III QP, BV III PF and BV III KG. The Reporting Person is a member of BV III LLC and BV AM LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

(4)	Includes 64,861 shares issuable upon exercise of options within 60 days of December 31, 2007.
Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
Item 6. Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable
Item 8. Identification and Classification of Members of the Group
Not Applicable
Item 9. Notice of Dissolution of a Group
Not Applicable
Item 10. Certification
     Not Applicable

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 11, 2008

MPM BIOVENTURES III, L.P.
By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.
By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM ASSET MANAGEMENT INVESTORS 2005 BVIII LLC
By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Manager

MPM BIOVENTURES III LLC
By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM BIOVENTURES III-QP, L.P.
By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG
By:	MPM BioVentures III GP, L.P.,
in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM BIOVENTURES III GP, L.P.
By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

By:	/s/ Ansbert Gadicke
	Name:	Ansbert Gadicke

By:	/s/ Luke Evnin
	Name:	Luke Evnin

By:	/s/ Michael Steinmetz
	Name:	Michael Steinmetz

By:	/s/ Nicholas Simon III
	Name:	Nicholas Simon III

By:	/s/ Nicholas Galakatos
	Name:	Nicholas Galakatos

By:	/s/ Kurt Wheeler
	Name:	Kurt Wheeler

By:	/s/ Dennis Henner
	Name:	Dennis Henner

EXHIBITS
A: Joint Filing Agreement

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Somaxon Pharmaceuticals, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 11th day of February 2008.

MPM BIOVENTURES III, L.P.
By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.
By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM ASSET MANAGEMENT INVESTORS 2005 BVIII LLC
By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Manager

MPM BIOVENTURES III LLC
By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM BIOVENTURES III-QP, L.P.
By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG
By:	MPM BioVentures III GP, L.P.,
in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM BIOVENTURES III GP, L.P.
By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

By:	/s/ Ansbert Gadicke
	Name:	Ansbert Gadicke

By:	/s/ Luke Evnin
	Name:	Luke Evnin

By:	/s/ Michael Steinmetz
	Name:	Michael Steinmetz

By:	/s/ Nicholas Simon III
	Name:	Nicholas Simon III

By:	/s/ Nicholas Galakatos
	Name:	Nicholas Galakatos

By:	/s/ Kurt Wheeler
	Name:	Kurt Wheeler

By:	/s/ Dennis Henner
	Name:	Dennis Henner